As filed with the Securities and Exchange Commission on November 4, 2010

Registration No. 33-59431

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

370 Wabasha Street North
St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

ECOLAB INC. 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(Full Title of the Plan)

James J. Seifert, Esq.

General Counsel and Secretary

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

(651) 293-2981

(Name, address and telephone number,
including area code, of agent for service)

EXPLANATORY NOTE

(All share amounts stated in the paragraph below have been adjusted for 2 for 1 stock splits on January 15, 1998 and June 6, 2003.)

On May 18, 1995, we filed our Registration Statement on Form S-8, File No. 33-59431, relating to 800,000 shares of our common stock (including associated preferred stock purchase rights) under the Ecolab Inc. 1995 Non-Employee Director Stock Option Plan (the “1995 Plan”).    On April 5, 2001, we filed our Registration Statement on Form S-8, File No. 333-58360, relating to an aggregate of 1,750,000 shares under the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan (the “2001 Plan”).  The 1,750,000 shares included 1,000,000 shares under the 2001 Plan, plus 336,800 shares then remaining under the 1995 Plan and 413,200 shares under another predecessor plan.  A Post-Effective Amendment No. 1 was filed effective April 5, 2001 to deregister the 336,800 shares from the 1995 Plan included on the Registration Statement for the 2001 Plan.

Subsequent to the Post-Effective Amendment No. 1, 16,000 shares of our common stock previously reserved for issuance under the 1995 Plan were forfeited.  We are filing this Post-Effective Amendment No. 2 to remove from registration the remaining 16,000 shares not heretofore issued or transferred pursuant to the 1995 Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on November 4, 2010.

ECOLAB INC.

By:	/s/Michael C. McCormick
Michael C. McCormick
Assistant Secretary

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